UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Leslie’s Poolmart, Inc.

(Exact name of registrant as specified in its charter)

Delaware	95-4620298
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3925 East Broadway Road, Phoenix, Arizona	85040
(Address of Principal Executive Offices)	(Zip Code)

Leslie’s Poolmart, Inc. 2005 Stock Option Plan

(Full title of the plan)

John Kelly

General Counsel

Leslie’s Poolmart, Inc.

3925 East Broadway Road

Phoenix, AZ 85040

(Name and address of agent for service)

(602) 366-3999

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $.001 per share	1,300,000	$ 1.00 per share	$ 1,300,000	$ 139.10

(1)	Pursuant to Rule 416(a), this amount also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions.
(2)	Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h).

INTRODUCTION

This Registration Statement on Form S-8 is filed by Leslie’s Poolmart, Inc. (“Leslie’s” or the “Registrant”), relating to 1,300,000 shares of the Registrant’s Common Stock, par value $.001 per share (the “Common Stock”), which may be issued pursuant to awards under the Leslie’s Poolmart, Inc. 2005 Stock Option Plan (the “Plan”).

PART I

The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933 (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following document, which previously have been filed by the Registrant with the Securities and Exchange Commission, referred to herein as the Commission, is incorporated herein by reference and made a part thereof:

(1) The Registrant’s Annual Report on Form 10-K for the fiscal year ended October 1, 2005.

All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, referred to herein as the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which is also or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in this Registration Statement is so qualified in its entirety by the information appearing in the documents incorporated herein by reference.

Item 4. Description of Securities.

The Registrant is authorized to issue up to 50,000,000 shares of Common Stock, par value $.001 per share. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters submitted to a vote of stockholders. There is no cumulative voting for election of directors. Subject to the rights, if any, of the holders of any outstanding series of preferred stock, the holders of shares of Common Stock shall be entitled to receive dividends out of any funds of the Registrant legally available therefor when and as declared by the Board of Directors of Leslie’s. Upon the dissolution, liquidation or winding up of Leslie’s, and subject to the rights, if any, of the holders of any outstanding series of preferred stock, the holders of shares of Common Stock shall be entitled to receive the assets of the Registrant available for distribution to its stockholders ratably in proportion to the number of shares held by them. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock to any other securities. The outstanding Common Stock is, and the Common Stock to be outstanding upon completion of this offering will be, validly issued, fully paid and non-assessable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Amended and Restated Certificate of Incorporation of the Registrant eliminates the liability of the Registrant’s directors for monetary damages arising from a breach of their fiduciary duties to the Registrant and its stockholders, to the extent permitted by the Delaware General Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

The Registrant’s Bylaws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by applicable law. The Registrant has entered into indemnification agreements with its directors and executive officers containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. Such agreements require the Registrant, among other things, (i) to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers provided such persons acted in good faith and in a manner reasonably believed to be in the best interests of the Registrant and, with respect to any criminal action, had no cause to believe their conduct was unlawful; (ii) to advance the expenses actually and reasonably incurred by its officers and directors as a result of any proceeding against them as to which they could be indemnified; and (iii) to obtain directors’ and officers’ insurance if available on reasonable terms.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1*	Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on January 25, 2005 (previously filed as Exhibit 3.1 to the Registration Statement on Form S-4 filed on April 22, 2005)

4.2*	Bylaws of the Corporation (previously filed as Exhibit 3.5 to the Registration Statement on Form S-1 filed on June 27, 1997)

4.3	Leslie’s Poolmart, Inc. 2005 Stock Option Plan

4.4	Form of Stock Option Agreement

5.1	Opinion of Gibson, Dunn & Crutcher LLP

23.1	Consent of Independent Registered Public Accounting Firm, Ernst & Young LLP

23.2	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1)

24.1	Power of Attorney (included as part of signature page)

*	Incorporated herein by reference.

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by us under Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on this 20th day of December, 2005.

LESLIE’S POOLMART, INC.

By:	/s/ Steven L. Ortega
Steven L. Ortega
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Lawrence Hayward and Steven Ortega, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

NAME	TITLE	DATE
/s/ Lawrence H. Hayward Lawrence H. Hayward	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	December 20, 2005

/s/ Steven L. Ortega Steven L. Ortega	Director, Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 20, 2005

/s/ Edward C. Agnew Edward C. Agnew	Director	December 20, 2005

/s/ John M. Baumer John M. Baumer	Director	December 20, 2005

/s/ John G. Danhakl John G. Danhakl	Director	December 20, 2005

/s/ Michael J. Fourticq Michael J. Fourticq	Director	December 20, 2005

/s/ Ted C. Nark Ted C. Nark	Director	December 20, 2005